Exhibit 10.4
Notice of Cash-Settle Restricted Unit Grant

Name [Participant Name]	Employee ID [Employee ID]
Date of Grant [Grant Date]	Number of Cash-Settled Units Granted [Shares Granted]

You have been granted the number of Cash Settled Restricted Stock Units (“CRUs”) listed above in recognition of your expected future contributions to the success of J. C. Penney Company, Inc. (“Company”). This grant is subject to all of the terms, rules and conditions of the J. C. Penney Corporation, Inc. Management Incentive Compensation Program, effective January 29, 2017 (the “MIP”). Your CRUs give you the opportunity to receive units whose value is determined by reference to the price of J. C. Penney Company, Inc. Common Stock of USD 0.50 par value (“Common Stock”) over a 3-year period. Your CRUs will fully vest on the third anniversary of the Date of Grant above, at which time the value of your CRUs will be distributed in cash to your Fidelity Account. While the value of your CRUs will be determined by reference to the value of a share of Common Stock, you will not have any rights as a stockholder of J. C. Penney Company, Inc. (the “Company”).

This overview will provide you with basic information on how your CRU Award works and how to calculate your individual award. If anything in this document conflicts with the terms of the MIP, the MIP will control. For purposes of this overview, “Employer” means the entity (J. C. Penney Corporation, Inc. (the “Corporation”) or any Subsidiary) that employs you on the applicable date. Capitalized terms not defined in this overview will have the meaning prescribed to them in the MIP, unless the context clearly indicates to the contrary.

How does a CRU work?

Your CRUs can be explained as a 3-step process:
Step 1:     The number of CRUs that you will receive is calculated by dividing your equity award dollar value by the closing price of a share of Common Stock on the Date of Grant.

Step 2: On March 5, 2022 (the “Vest Date”), the value of the CRUs you received is determined by multiplying the number of CRUs determined under Step 1 by (i) the average of the closing price of a share of Common Stock for the last 5 trading days prior to and including the Vest Date, or (ii) three (3) times the closing price of a share of Common Stock on the Date of Grant, whichever is less. For purposes of this CRU Award, “trading day” will mean any day on which the Common Stock trades on the New York Stock Exchange.

Step 3: Cash equal to the value calculated in Step 2 less applicable taxes and deferrals, if any, under the Savings Plan, Safe Harbor Plan, or the Mirror Savings Plan will be distributed to your Fidelity Account no later than June 1, 2022.

How do I vest in the CRU Award?

Your CRU Award will vest on the Vest Date, provided you remain continuously employed by the Corporation or a Subsidiary through the Vest Date.

What happens if my Employment with the Corporation or a Subsidiary terminates before the Vest Date?

If your employment with the Corporation or any Subsidiary terminates due to Retirement, Disability, death, job restructuring, reduction in force, mutual consent or unit closing prior to the Vest Date, your CRUs will vest on a pro-rata basis. The pro-rata number of CRUs that will vest will be determined by multiplying the number of CRUs that you received, as determined in Step 1 above, by a fraction, the numerator of which is the number of months from the date of the award to the effective date of your Employment termination described above, inclusive, and the denominator of which is 36. The value of the prorated number of CRUs to which you are entitled will be distributed to you based on the value of your CRUs as of the Vest Date, determined under Step 2 above and distributed to you as described in Step 3 above. Any CRUs for which vesting is not accelerated shall be cancelled on such employment termination.

For purposes of your CRU Award, you will be considered to have terminated your employment with the Corporation or any Subsidiary as a result of your “Retirement” if you terminate employment with the Corporation or any Subsidiary on or after the date you reach age 55 provided you have at least 15 years of service, or on or after you reach age 60, provided you have at least 10 years of service.

You will be considered to have terminated your employment with the Corporation or any Subsidiary as a result of a “Disability” if you terminate employment with the Corporation or a Subsidiary because you are determined to be disabled under any then effective long-term disability plan maintained by the Corporation or a Subsidiary that covers you, or if such a plan does not exist at any relevant time, you are determined by the Committee to be disabled as defined under section 22(e)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

If your employment is involuntarily terminated other than for Cause prior to the Vest Date, but in connection with or following a Change in Control (i.e., within two years of the Change in Control), you shall be entitled to your entire CRU Award. The value of your CRU Award determined under Step 2 above but using the effective date of the Change in Control as the Vest Date. The value of your CRUs so determined will be distributed to you as soon as practicable following such involuntary termination other than for Cause in connection with the Change in Control.

For the purposes of your CRU Award “Change in Control” will generally have the meaning specified in section 409A of the Code, and any regulations and guidance promulgated thereunder and will, subject to any additional requirements of Unites States Treasury Regulation section 1.409A-(3)(i)(5)(v), mean:

    (i)     Change of Ownership. A Change of ownership occurs on the date that a person or persons acting as a group acquires ownership of stock of the Company that together with stock held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.

    (ii)     Change in Effective Control. Notwithstanding whether the Company has undergone a change of ownership, a change of effective control occurs:

    (A)     when a person or persons acting as a group acquires within a 12-month period 30 percent or more of the total voting power of the stock of the Company, or

    (B)     a majority of the Board is replaced within a 12-month period by directors whose appointment or election is not approved by a majority of the members of the Board before such appointment or election.

A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Control Event (i.e. multiple change in control events). For such purposes, any acquisition by the Company of its own stock within a 12-month period, either through a transaction or series of transactions, that, immediately following such acquisition, results in the total voting power of a person or persons acting as a group to equal or exceed 30 percent of the total voting power of the stock of the Company will not constitute a change in effective control of the Company.

    (iii)     Change in Ownership of a Substantial Portion of the Company’s Assets. Change in ownership of a substantial portion of the Company’s assets occurs when a person or persons acting as a group acquires assets that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all assets of the Company immediately prior to the acquisition. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to -

    (A)     A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

    (B)     An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

    (C)     A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or
    (D)     An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

Persons will not be considered to be acting as a group solely because they purchase assets of the Company at the same time, or as a result of the same public offering. Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of assets, or similar business transaction with the Company.

For the purposes of your CRU Award “Cause” means termination of your employment with the Corporation or a Subsidiary on the occurrence of one or more of the following events:

(i)    Your failure to substantially perform such duties with the Corporation or any Subsidiary as determined by the Board or the Company;

(ii)    Your willful failure or refusal to perform specific directives of the Board, the Company, the Corporation, or any Subsidiary, which directives are consistent with the scope and nature of your duties and responsibilities;

(iii) Your conviction of a felony; or

(iv) A breach of your fiduciary duty to the Company, the Corporation, or any Subsidiary or any act or omission that (A) constitutes a violation of the Company’s Statement of Business ethics, (B) results in the assessment of a criminal penalty against the Company, the Corporation, or a Subsidiary, (C) is otherwise in violation of any federal, state, local or foreign law or regulation (other than traffic violations and other similar misdemeanors), (D) adversely affects or could reasonably be expected to adversely affect the business reputation of the Company, the Corporation, or a Subsidiary, or (E) otherwise constitutes willful misconduct, gross negligence, or any act of dishonesty or disloyalty.

If your employment with the Corporation or any Subsidiary terminates for any reason other than your Retirement, Disability, death, or as a result of a job restructuring, reduction in force, mutual consent or unit closing, or other than for Cause in connection with a Change in Control prior to the Vest Date all your CRUs will be cancelled on the effective date of your employment termination.

How does the payout of Cash-Settled Restricted Units work?

Unless your employment with the Corporation or a Subsidiary terminates prior to the Vest Date, your CRUs will vest 100% on the Vest Date and will be distributed to you in cash as soon as is administratively practicable following the Vest Date, as provided in Step 3 above. The cash value of your CRUs to be distributed to you will be considered incentive compensation under the MIP and will be subject to Employee Stock Purchase Plan (ESPP) Deductions, if enrolled, and your existing deferral elections, if any, under the Savings Plan, Safe Harbor Plan, and the Mirror Savings Plan. In addition, the vesting of your CRU award is a taxable event, and the Corporation will withhold cash sufficient to cover any required withholding taxes. (Note that the ultimate liability for all tax-related items is and remains your responsibility and may exceed the amount actually withheld by the Corporation.) The remaining cash will be distributed to your Fidelity Account. The following are examples of payout calculations upon vesting for your reference:

How Were My Units Calculated (for illustrative purposes only)

Grant Value	÷	JCP Closing Price on Date of Award	=	Number of CRUs
$20,000.00		$1.50		13,333

Payout Example *(for illustrative purposes only)*
If Average of JCP Closing Price Last 5 Trading Days of Vesting HIGHER than Price Cap

JCP Closing Price on Date of Grant	Plan Maximum Payout Price Per Unit ($1.50 x 3)	Average of JCP Closing Stock Price Last 5 Trading Days
$1.50	$4.50	$5.00

CRUs Vested	X	JCP Closing Price on Date of Grant x3 (Cap)	=	Vested CRU Value	-	Taxes Due [1]	=	Net Cash Distributed to Fidelity
13,333		$4.50		$59,998.50		$14,999.63		$44,998.88
		($3.50 x 3)		(13,333 x $4.50)		($59,998.50 x 25%)		($59,998.50-$14,999.63)

Payout Example *(for illustrative purposes only)*
If Average of JCP Closing Price Last 5 Trading Days of Vesting LOWER than Price Cap

JCP Closing Price on Date of Grant	Plan Maximum Payout Price Per Unit ($1.50 x 3)	Average of JCP Closing Stock Price Last 5 Trading Days
$1.50	$4.50	$4.00

CRUs Vested	X	Average of JCP Closing Stock Price Last 5 Trading Days	=	Vested CRU Value	-	Taxes Due [1]	=	Net Cash Distributed to Fidelity
13,333		$4.00		$53,332.00		$13,333.00		$39,999.00
				(13,333 x $4.00)		($53,332.00 x 25%)		($53,332.00-$13,333.00)

[1] For simplicity, only the Federal Income Tax is shown in the above illustration. All other applicable taxes will also be withheld, including but not limited to FICA, state and local taxes as well as any Employee Stock Purchase Plan (ESPP) Deduction and deferrals, if any, under the Savings Plan or the Mirror Savings Plan.

Covenants and Representations

By accepting this award you hereby acknowledge that your duties to the Company require access to and creation of the Company’s confidential or proprietary information and trade secrets (collectively, the “Proprietary Information”). The Proprietary Information has been and will continue to be developed by the Company and its subsidiaries and affiliates at substantial cost and constitutes valuable and unique property of the Company. You further acknowledge that due to the nature of your position, you will have access to Proprietary Information affecting plans and operations in every location in which the Company (and its subsidiaries and affiliates) does business or plans to do business throughout the world, and your decisions and recommendations on behalf of the Company may affect its operations throughout the world. Accordingly, by accepting this award you acknowledge that the foregoing makes it reasonably necessary for the protection of the Company’s business interests that you agree to the following covenants in connection with (i) your involuntary separation from service, as defined under Treasury regulation §1.409A-1(n), other than for Cause, or (ii) your voluntary separation from service:
Confidentiality. You hereby covenant and agree that you shall not, without the prior written consent of the Company, during your employment with the Company or at any time thereafter disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any Proprietary Information of the Company.

(a)
It is expressly understood and agreed that the Company’s Proprietary Information is all nonpublic information relating to the Company’s business, including but not limited to information, plans and strategies regarding suppliers, pricing, marketing, customers, hiring and terminations, employee performance and evaluations, internal reviews and investigations, short term and long range plans, acquisitions and divestitures, advertising, information systems, sales objectives and performance, as well as any other nonpublic information, the nondisclosure of which may provide a competitive or economic advantage to the Company. Proprietary Information shall not be deemed to have become public for purposes of this Agreement where it has been disclosed or made public by or through anyone acting in violation of a contractual, ethical, or legal responsibility to maintain its confidentiality.

(b)
In the event you receive a subpoena, court order, or other summons that may require you to disclose Proprietary Information, on pain of civil or criminal penalty, you will promptly give notice to the Company of the subpoena or summons and provide the Company an opportunity to appear at the Company’s expense and challenge the disclosure of its Proprietary Information, and you shall provide reasonable cooperation to the Company for purposes of affording the Company the opportunity to prevent the disclosure of the Company’s Proprietary Information.

(c)
Nothing in this Agreement shall restrict you from, directly or indirectly, initiating communications with or responding to any inquiry from, or providing testimony before, the Securities and Exchange Commission (“SEC”), Financial Industries Regulatory Authority (“FINRA”), or any other self-regulatory organization or state or federal regulatory authority.

Nonsolicitation of Employees. You hereby covenant and agree that during your employment with the Company and, in the event you, as noted above, (i) have a voluntary separation from service, or (ii) have an involuntary separation from service other than for Cause, that for a period equal to (x) 18 months, if you are an Executive Vice President on the date of your separation from service, (y) 12 months, if you are a Senior Vice President, or (z) the period of time for which you are eligible to receive benefits under the terms of the Company’s Separation Pay Plan, if you are a Vice President, thereafter, you shall not, without the prior written consent of the Company, on your own behalf or on the behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any of the employees of the Company (or any of its subsidiaries or affiliates) to give up his or her employment with the Company (or any of its subsidiaries or affiliates), and you shall not directly or indirectly solicit or hire employees of the Company (or any of its subsidiaries or affiliates) for employment with any other employer, without regard to whether that employer is a Competing Business, as defined below.
Noninterference with Business Relations. You hereby covenant and agree that during your employment with the Company and, in the event you, as noted above, (i) have a voluntary separation from service, or (ii) have an involuntary separation from service other than for Cause, that for a period equal to (x) 18 months, if you are an Executive Vice President on the date of your separation from service, (y) 12 months, if you are a Senior Vice President, or (z) the period of time for which you are eligible to receive benefits under the terms of the Separation Pay Plan, if you are a Vice President, thereafter, you shall not, without the prior written consent of the Company, on your own behalf or on the behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any person, firm or company to cease doing business with, reduce its business with, or decline to commence a business relationship with, the Company (or any of its subsidiaries or affiliates).
Noncompetition.

(a)
You hereby covenant and agree that during your employment with the Company and, in the event you, as noted above, (i) have a voluntary separation from service, or (ii) have an involuntary separation from service other than for Cause, that for a period equal to (x) 18 months, if you are an Executive Vice President on the date of your separation from service, (y) 12 months, if you are a Senior Vice President, or (z) the period of time for which you are eligible to receive benefits under the terms of the Separation Pay Plan, if you are a Vice President, thereafter, you will not, except as otherwise provided for below, undertake any work for a Competing Business, as defined in (b).

(b)	As used in this Agreement, the term “Competing Business” shall specifically include, but not be limited to:

(i)
Amazon.com, Inc., Burlington Stores, Inc., Kohl’s Corporation, Lowe’s Companies, Inc., Macy’s, Inc., Target Corporation, The TJX Companies, Inc., Ross Stores, Inc., Walmart Inc., and any of their respective subsidiaries or affiliates, or

(ii)
any business (A) that, at any time during the Severance Period, competes directly with the Company through sales of merchandise or services in the United States or another country or commonwealth in which the Company, including its divisions, affiliates and licensees, operates, and (B) where the Executive performs services, whether paid or unpaid, in any capacity, including as an officer, director, owner, consultant, employee, agent, or representative, where such services involve the performance of (x) substantially similar duties or oversight responsibilities as those performed by the Executive at any time during the 12-month period preceding the Executive’s termination from the Company for any reason, or (y) greater duties or responsibilities that include such substantially similar duties or oversight responsibilities as those referred to in (x); or

(iii)	any business that provides buying office or sourcing services to any business of the types referred to in this section (b).

(c)
For purposes of this section, the restrictions on working for a Competing Business shall include working at any location within the United States or Puerto Rico. You acknowledge that the Company is a national retailer with operations throughout the United States and Puerto Rico and that the duties and responsibilities that you perform, or will perform, for the Company directly impact the Company’s ability to compete with a Competing Business in a nationwide marketplace. You further acknowledge that you have, or will have, access to sensitive and confidential information of the Company that relates to the Company’s ability to compete in a nationwide marketplace.

Non-Disparagement. You covenant that you will not make any statement or representation, oral or written, that could adversely affect the reputation, image, goodwill or commercial interests of the Company. This provision will be construed as broadly as state or federal law permits, but no more broadly than permitted by state or federal law. This provision is not intended to and does not prohibit you from participating in a governmental investigation concerning the Company, or providing truthful testimony in any lawsuit, arbitration, mediation, negotiation or other matter. You agree not to incur any expenses, obligations or liabilities on behalf of the Company.
Enforcement and Injunctive Relief. In addition to any other remedies to which the Company is entitled, on the Company’s becoming aware that you have breached, or potentially have breached, any of the Covenants and Representations set forth in this Agreement, above, the Company shall have a right to seek recoupment of the portion of any award under the Plan, or any plan or program that is a successor to the Plan, that (i) vested within the 12 months prior to the date of your voluntary separation from service or your involuntary separation from service other than for cause, each under and as defined in your termination agreement, and (ii) includes and is subject to these Covenants and Representations, including any proceeds or value received from the exercise or sale of that portion of any such awards. Further, if you shall breach any of the covenants contained herein, the Company may recover from you all such damages as it may be entitled to under the terms of this Agreement, any other agreement between the Company and you, at law, or in equity. In addition, you acknowledge that any such breach of the Covenants and Representations in the Agreement is likely to result in immediate and irreparable harm to the Company for which money damages are likely to be inadequate. Accordingly, you consent to injunctive and other appropriate equitable relief without the necessity of bond in excess of $500.00 upon the institution of proceedings therefor by the Company in order to protect the Company’s rights hereunder.

What else should I know about the CRU Award?

Recoupment Policy

This CRU Award is subject to any compensation recoupment policy adopted by the Board of Directors of the Company or the Committee prior to or after the effective date of the award, and as that policy may be amended from time to time after the policy’s adoption.

Nature of Grant

In accepting the CRU Award, you acknowledge that:

•
the MIP is established voluntarily by the Corporation, is discretionary in nature and may be modified, amended, suspended or terminated by the Corporation, at any time, to the extent permitted by the MIP;

•
the grant of the CRU Award is exceptional, discretionary, voluntary and occasional and does not create any contractual or other right to receive future grants of CRU Awards, or benefits in lieu of CRU Awards, even if CRU Awards have been granted in the past;

•	all decisions with respect to future CRU Awards, if any, will be at the sole discretion of the Corporation;

•	you are voluntarily participating in the MIP;

•
the CRU Award and any payment that may be received in settlement of the CRU Award (i) is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered, and which is outside the scope of your employment contract, if any, (ii) is not intended to replace any pension rights or compensation, and (iii) is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

•
the CRU Award will not be interpreted to form an employment contract or relationship with the Corporation or any Subsidiary, nor does it amend any legal relationship or legal entitlement between you and the Employer;

•
this Notice, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of your further employment for the vesting period, for any period, or at all, and will not interfere with your right or the right of the Employer to terminate your employment relationship at any time;

•
unless otherwise determined by the Corporation in its sole discretion, for purposes of this Agreement, a termination of Employment shall be effective from the date on which active employment ends and shall not be extended by any statutory or common law notice of termination period;

•
unless otherwise agreed with Corporation, the CRU Award and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a Subsidiary;

•	the future value of the CRU Award is unknown, indeterminable and cannot be predicted with certainty;

•
neither the Corporation, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the CRU Award or of any amounts due to you pursuant to the settlement of the CRU Award;

•
no claim or entitlement to compensation or damages shall arise from forfeiture of the CRU Award or the recoupment of amounts paid pursuant to the CRU Award resulting from (i) termination of Employment (regardless of the reason for termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and/or (ii) the application of any recoupment/forfeiture policy, as described herein; and in consideration of the grant of the CRU Award, you agree not to institute any claim against the Corporation, or the Employer; and

•
the CRU Award does not create any entitlement, not otherwise specifically provided for in the MIP or provided by the Corporation in its discretion, to have the CRU Award or any such benefits transferred to, or assumed by, another company or to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Company Common Stock.

Data Privacy
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Notice and any other CRU Award materials by and among, as applicable, the Employer, the Corporation and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the MIP.
You understand that the Corporation and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of Common Stock or directorships held in the Corporation, details of all CRU Awards or any entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the MIP.
You understand that Data will be transferred to Fidelity Investments Stock Plan Services or such other service provider as may be selected by the Corporation in the future, which is assisting the Corporation with the implementation, administration and management of the MIP. You understand that the recipients of the

Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Corporation, the Employer and any other possible recipients which may assist the Corporation (presently or in the future) with implementing, administering and managing the MIP to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the MIP, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom any funds in settlement of the CRU Award may be deposited.
You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the MIP. You understand that you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.
Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or later seek to revoke your consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Corporation would not be able to grant CRU Awards or other awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the MIP. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
Imposition of Other Requirements

The Corporation reserves the right to impose other requirements on your participation in the MIP, on the CRU Award and on any cash acquired under the MIP, to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Addendum

The CRU Award shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) as set forth in the addendum to this overview (the “Addendum”). Further, if you transfer your residence and/or employment to a country reflected in the Addendum, the special terms and conditions for such country will apply to you to the extent the Corporation determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the CRU Award and the MIP (or the Corporation may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). The Addendum shall constitute part of the terms of your CRU Award.

Foreign Asset/Account Reporting; Exchange Controls; Compliance with Law

Your country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect your ability to hold cash received under the MIP in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate funds received as a result of your participation in the MIP to your country through a designated bank or broker and/or within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you should consult your personal legal advisor for any details. In addition, you agree to take any and all actions, and consent to any and all actions taken by the Corporation and its Subsidiaries, as may be required to allow the Corporation and its Subsidiaries to comply with local laws, rules and/or regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal obligations under local laws, rules and/or regulations in your country of residence and country of employment, if different).

Electronic Delivery

The Corporation may, in its sole discretion, deliver by electronic means any documents related to the CRU Award or your future participation in the MIP. You hereby consent to receive such documents by electronic delivery and agree to participate in the MIP through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation.

Governing Law

To the extent that Unites States federal laws do not otherwise control, the internal laws of the State of Texas, without giving consideration to conflicts of laws principles that would require application of the law of another jurisdiction, will govern all questions concerning the construction, validity, and interpretation of the MIP and the performance and the obligations imposed by the MIP. The exclusive forum and venue for any legal action arising out of or related to the MIP shall be the United States District Court for the Northern District of Texas, and as a condition of participating in the MIP, you submit to the personal jurisdiction of that court. If neither subject matter nor diversity jurisdiction exists in the United States District Court for the Northern District of Texas, then the exclusive forum and venue for any such action shall be the courts of the State of Texas located in Collin County, and you, as a condition of participating in the MIP, submit to the personal jurisdiction of that court.

Contacts
Information about your CRU Award, can be found online at www.netbenefits.com.

If you are a new participant to the program, you will receive a Fidelity eWelcome Kit via email within a week after the award becomes available online that will provide additional instructions.

For more information, please contact Fidelity Investments Stock Plan Services (the Company’s provider of recordkeeping and administrative services) at 1-800-544-9354 (within the United States) or email equity-sm@jcp.com.

ADDENDUM
In addition to the terms of the MIP, the CRU Award is subject to the following additional terms and conditions to the extent you reside and/or are employed in one of the countries addressed herein. Further, if you transfer your residence and/or employment to a country reflected in this Addendum, the additional terms and conditions for such country (if any) will apply to you to the extent the Corporation determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the CRU Award and the MIP (or the Corporation may establish alternative terms as may be necessary or advisable to accommodate your transfer). All defined terms contained in this Addendum shall have the same meaning as set forth in the overview and/or in the MIP.

India
Exchange Control Notice. You must repatriate any cash received in settlement of the CRU Award to India within the time period prescribed under applicable local law. You should obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. You also are responsible for complying with any other exchange control laws in India that may apply to the CRU Award or the cash acquired under the MIP.